Term sheet No. 790 To underlying supplement No. 4 dated September 29, 2009, To prospectus dated September 29, 2009, and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated January 8, 2010; Rule 433

Deutsche Bank AG, London Branch
$
Market Contribution Securities due July 29*, 2011 Linked to the Deutsche Bank Liquid Alpha USD 5 Total Return® Index
General
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The securities are designed for investors who seek a return at maturity that offers exposure to the Deutsche Bank Liquid Alpha USD 5 Total Return® Index (the “Index”), reduced by the adjustment factor. Investors should be willing to forgo any coupon payments and, if the Index depreciates or fails to appreciate sufficiently to offset the effect of the adjustment factor over the term of the securities, to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due July 29*, 2011
•	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
•	The securities are expected to price on or about January 29*, 2010 and are expected to settle three business days later on or about February 3*, 2010.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the face amount
Index	The Deutsche Bank Liquid Alpha USD 5 Total Return® Index (Bloomberg: DBLAUT5J)
Redemption Amount:
You will receive a cash payment on the Maturity Date per $1,000 security face amount, calculated as follows:
$1,000 × (1 + Index Return)
Your investment will be fully exposed to any depreciation in the Deutsche Bank Liquid Alpha USD 5 Total Return® Index.

Index Return:
Initial Level:	The closing level of the Index on the Trade Date.
Final Level:	The closing level of the Index on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event. See “General Terms of the Securities — Market Disruption Events” herein.
Adjustment Factor:	0.9925 – (0.01 × (Days / 365)), where “Days” equals the number of calendar days from, but excluding, the Trade Date to, and including, the Final Valuation Date.
Final Valuation Date	July 26, 2011, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Securities – Market Disruption Events” herein.
Trade Date:	January 29*, 2010
Settlement Date:	February 3*, 2010
Maturity Date:
July 29*, 2011, subject to postponement if such day is not a business day or in the event of a Market Disruption Event as described under “General Terms of the Securities — Market Disruption Events” herein.

CUSIP:	2515A0 WU 3
ISIN:	US2515A0WU32
*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Maturity Date will be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” on the last page of this term sheet.  The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Underwriting (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

January 8, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 4 dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 4 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200364/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 security face amount, for hypothetical performances of the Index, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The hypothetical Redemption Amounts set forth below assume an Initial Level of 2,970.00 and a period of 543 calendar days from the Trade Date to the Final Valuation Date.

Final Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities (%)
5,940.00	100.00%	0.977623	$1,955.25	95.53%
5,643.00	90.00%	0.977623	$1,857.48	85.75%
5,346.00	80.00%	0.977623	$1,759.72	75.97%
5,049.00	70.00%	0.977623	$1,661.96	66.20%
4,752.00	60.00%	0.977623	$1,564.20	56.42%
4,455.00	50.00%	0.977623	$1,466.43	46.64%
4,158.00	40.00%	0.977623	$1,368.67	36.87%
3,861.00	30.00%	0.977623	$1,270.91	27.09%
3,564.00	20.00%	0.977623	$1,173.15	17.32%
3,267.00	10.00%	0.977623	$1,075.39	7.54%
3,038.01	2.29%	0.977623	$1,000.00	0.00%
2,999.70	1.00%	0.977623	$987.40	-1.26%
2,970.00	0.00%	0.977623	$977.62	-2.24%
2,673.00	-10.00%	0.977623	$879.86	-12.01%
2,376.00	-20.00%	0.977623	$782.10	-21.79%
2,079.00	-30.00%	0.977623	$684.34	-31.57%
1,782.00	-40.00%	0.977623	$586.57	-41.34%
1,485.00	-50.00%	0.977623	$488.81	-51.12%
1,188.00	-60.00%	0.977623	$391.05	-60.90%
891.00	-70.00%	0.977623	$293.29	-70.67%
594.00	-80.00%	0.977623	$195.52	-80.45%
297.00	-90.00%	0.977623	$97.76	-90.22%
0.00	-100.00%	0.977623	$0.00	-100.00%

Example 1: The level of the Index increases 10% to a Final Level of 3,267.00 from the Initial Level of 2,970.00. Assuming a period of 543 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $1,075.39 per $1,000.00 security face amount, calculated as follows:

$1,000 × [1+ (3,267.00/2,970.00×(0.9925 – 0.01 × 543/365) -1)] = $1,075.39

Example 2: The level of the Index increases 2.29% to a Final Level of 3,038.01 from the Initial Level of 2,970.00. Assuming a period of 543 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $1,000.00 per $1,000.00 security face amount, calculated as follows:

$1,000 × [1+ (3,038.01/2,970.00×(0.9925 – 0.01 × 543/365) -1)] = $1,000.00

Example 3: The level of the Index increases 1% to a Final Level of 2,999.70 from the Initial Level of 2,970.00. In this case, even though the Final Level is greater than the Initial Level, you would receive a payment at maturity that is less than $1,000.00 per security face amount because the increase in the Final Level is not sufficient to offset the effect of the Adjustment Factor. Assuming a period of 543 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $987.40 per $1,000.00 security face amount, calculated as follows:

$1,000 × [1+ (2,999.70/2,970.00 ×( 0.9925 – 0.01 × 543/365) -1)] = $987.40

Example 4: The level of the Index decreases 50% to a Final Level of 1,485.00 from the Initial Level of 2,970.00. Assuming a period of 543 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $488.81 per $1,000.00 security face amount, calculated as follows:

$1,000 × [1+ (1,485.00/2,970.00×( 0.9925 – 0.01 × 543/365) -1)] = $488.81

Selected Purchase Considerations

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RETURN LINKED TO THE PERFORMANCE OF THE INDEX — The return on the securities, which may be positive or negative, is fully exposed to the performance of the Deutsche Bank Liquid Alpha USD 5 Total Return® Index.

The Deutsche Bank Liquid Alpha USD 5 Total Return® Index.

The Index is intended to reflect the combined total return performance of a number of indices referred to as Index Constituents selected from among a pool of available indices referred to as Selection Pool Indices. The Selection Pool Indices are proprietary indices of Deutsche Bank or Standard & Poor’s and are categorized into one of five asset classes: equity, rates, commodities, FX and cash. The Index Constituents comprising the Index and their weights are selected by a process involving Deutsche Bank AG, London Branch or any duly appointed successor as Index Sponsor (the “Index Sponsor“) using a computer-based model (the “Model”), designed, owned and controlled by Deutsche Bank AG, London Branch. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of volatility. Certain of the Selection Pool Indices involve a dynamic allocation to underlying reference assets reflecting an alpha investment strategy. “Alpha” refers to the difference in the performance of an asset relative to a benchmark asset and an alpha investment strategy is a strategy that aims to generate returns without regard to the direction of the benchmark asset. For additional information about the Index, see the information set forth under “The Deutsche Bank Liquid Alpha USD 5 Total Return® Index” in this term sheet and “The Deutsche Bank Liquid Alpha USD 5 Total Return® Index and the Deutsche Bank Liquid Alpha USD 5 Excess Return® Index” in the underlying supplement No. 4.

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THE ADJUSTMENT FACTOR REDUCES THE REDEMPTION AMOUNT AT MATURITY — The payment at maturity will be reduced by the Adjustment Factor. The Adjustment Factor is applied to calculate the Index Return on the Final Valuation Date and will reduce the return on the securities regardless of whether the Final Level is greater than, less than or equal to the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of German tax considerations relating to the securities, you should review the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Final Level is greater than the Initial Level. Your investment will be fully exposed to any decline in the Index, determined on the Final Valuation Date, as compared to the Initial Level. As a result of the Adjustment Factor, the performance of the Index will need to reflect a positive performance of at least 2.29% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Level is less than the Initial Level or fail to increase sufficiently to offset the effect of the Adjustment Factor.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity of the securities is subject to the creditworthiness of the Issuer.

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THE INCLUSION OF THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The payment at maturity will be reduced because of the inclusion of an adjustment factor in the calculation of the Index Return. The Adjustment Factor reduces the Index Return by approximately 1.75% each year the securities remain outstanding. The dollar amount by which the Adjustment Factor reduces the Redemption Amount increases as the Final Level increases. The Adjustment Factor is applied to the Index Return on the Final Valuation Date and will reduce the return on the securities regardless of whether or not the Final Level is greater than the Initial Level. At maturity, you will receive less than your original investment unless the Index Return, taking into account the Adjustment Factor, is equal to or greater than zero.

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LIQUID ALPHA INDEX STRATEGY RISK — The Index is intended to reflect the combined total return performance of a number of indices referred to as Index Constituents. The Index Constituents and their weights are selected by a process involving the Index Sponsor using a computer-based model, the Model, designed, owned and controlled by the Index Sponsor. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of annualized volatility of 5.00%. The selection by the Model of the Index Constituents and their weights is based on a retrospective calculation, and there is no assurance that the Index Constituents and weights selected by the Model will cause the level of the Index to increase.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level exceeds the Initial Level sufficiently to result in a positive Index Return, taking into account the Adjustment Factor. Even if the Index Return is greater than zero, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full face amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the Index. We, as Index Sponsor, will determine whether there has been a Market Disruption Event with respect to the Index. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the Index may affect the Redemption Amount you receive at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index, investment strategies reflected by the Index or any underlying components of the Index (or various contracts or products related to the Index or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the levels of the Index and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the closing level of the Index on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the closing level of the Index, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including: the volatility of the Index and the Index Constituents; the closing levels of the Index Constituents; the time remaining to maturity of the securities; the composition of the Index and any changes to the components underlying the Index Constituents; the currency markets generally and any currency exchange rates reflected in any of the Index Constituents; the value of Treasury Bills; interest and yield rates generally; monetary policies of the Federal Reserve Board and other central banks of various countries; inflation and expectations concerning inflation; the equity markets generally and any stock prices and dividend rates reflected in any of the Index Constituents; the financial condition and results of operations of any companies whose shares comprise any of the Index Constituents and conditions generally in the industries in which such companies operate; the commodity markets (including markets for commodity futures contracts) generally and the prices of commodities or commodity futures contracts reflected in any of the Index Constituents; supply and demand for the securities; a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Index Constituents increase or decrease to the same degree at the same time. Although the Index Constituents historically have had little correlation with each other, the correlation among the Index Constituents could increase and the value of the securities may be adversely affected.

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THE INDEX HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of the Index began on April 23, 2008. Therefore, the Index has very limited performance history, and no actual investment which allowed tracking of the performance of the Index was possible before that date.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that is described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” In addition, as described in “U.S. Federal Income Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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AN INVESTMENT IN THE SECURITIES IS NOT THE SAME AS AN INVESTMENT IN THE INDEX CONSTITUENTS — The Index closing level on any trading day will depend on the performance of the Index Constituents. The weighting of each Index Constituent is determined by the Model, which seeks to maximize returns for a given level of volatility. You should carefully consider the composition and calculation of each Index Constituent before deciding that an investment in the securities is suitable for you.

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THE INDEX CONSTITUENTS ARE NOT EQUALLY WEIGHTED IN THE INDEX AND MAY OFFSET EACH OTHER — The Index Constituents are assigned different weightings within the Index by the Model, and such weightings are periodically adjusted in accordance with the Model. The same return generated by two Index Constituents, whether positive or negative, may have a different effect on the performance of the Index. Additionally, positive returns generated by one or more of the Index Constituents may be moderated, offset or more than offset by smaller positive returns or negative returns generated by the other Index Constituents, particularly if the Index Constituents that generate positive returns are assigned relatively low weightings in the Index.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH INDEX CONSTITUENT AND THE INDEX MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE INDEX — The weighting of each Index Constituent in the Index is adjusted to target a volatility level of 5.00%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Index Constituents and the Index will not necessarily equal the volatility target, which could have an adverse effect on the Index and consequently the value of your securities.

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THE CALCULATION OF THE INDEX CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE CONSTITUENT INDICES — On each trading day, the calculation of the closing level of the Index will include a deduction of costs from the Index Constituents, currently ranging between a minimum of 21 basis points per annum and a maximum of 63 basis points per annum, depending on the individual weightings of the Index Constituents.

Risks Relating to the Index Constituents

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THE S&P X-ALPHA USD TOTAL RETURN STRATEGY INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the S&P X-Alpha USD Total Return Strategy Index (the “X-Alpha Index”) began on October 31, 2007. Therefore, the X-Alpha Index has limited performance history, and no actual investment which allowed a tracking of the performance of the X-Alpha Index was possible before that date.

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THE X-ALPHA INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL AND MAY OFFSET EACH OTHER — The X-Alpha Index uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight Deutsche Bank proprietary equity indices (collectively, the “DB Regional Style Indices”) relative to the performance of four well known regional equity benchmark indices maintained by third-party sponsors (collectively, the “Benchmark Indices” and, together with the DB Regional Style Indices, the “X-Alpha Index Constituents”). The closing level of the X-Alpha Index on any trading day will depend on the performance, in relation to each pair of X-Alpha Index Constituents which consists of a DB Regional Style Index and a Benchmark Index (each, an “X-Alpha Index Constituent Pair”), of each DB Regional Style Index compared to the Benchmark Index with which it is paired. The X-Alpha Index Constituent Pairs are assigned different weightings in the X-Alpha Index. Positive returns generated by one or more X-Alpha Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other X-Alpha Index Constituent Pairs, particularly if the X-Alpha Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

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THE RETURNS OF THE X-ALPHA INDEX CONSTITUENT PAIRS WILL BE EXPOSED TO FLUCTUATIONS IN EXCHANGE RATES — For the purposes of determining the returns of the X-Alpha Index Constituent Pairs (each consisting of a DB Regional Style Index together with a Benchmark Index), the currency in which any DB Regional Style Index or Benchmark Index (if such currency is not U.S. dollars) will be converted into U.S. dollars at the relevant spot exchange rate. Any positive or negative return that is generated as a result of the performance of a DB Regional Style Index compared to that of a Benchmark Index with which it is paired is exposed to fluctuations in the exchange rate between the U.S. dollar and the currency in which such DB Regional Style Index and such Benchmark Index are publicly quoted.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH X-ALPHA INDEX CONSTITUENT PAIR AND THE X-ALPHA MODEL MAY NOT EQUAL TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE X-ALPHA INDEX — The weighting of each X-Alpha Index Constituent Pair in the X-Alpha Model and the X-Alpha Model are adjusted to target a volatility level of 8%. Because this adjustment is based on recently experienced volatility and is subject to a minimum of 50% and a maximum of 150%, the actual volatility realized on the X-Alpha Index Constituent Pairs and the X-Alpha Model will not necessarily equal the volatility target, which could have an adverse effect on the value of the X-Alpha Index.

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THE CALCULATION OF THE CLOSING LEVEL OF THE X-ALPHA INDEX WILL INCLUDE THE DEDUCTION OF A BORROW FEE — On each trading day, the calculation of the closing level of the X-Alpha Index will include the deduction of a borrow fee to defray transaction costs incurred in relation to the X-Alpha Index on such day.

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THE DEUTSCHE BANK COMMODITY HARVEST USD TOTAL RETURN INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank Commodity Harvest USD Total Return Index (the “Commodity Harvest Index”) began on December 17, 2007. Therefore, the Commodity Harvest Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Commodity Harvest Index was possible before that date.

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COMMODITY HARVEST INDEX STRATEGY RISK — The Commodity Harvest Index reflects a strategy that takes a long position in the Deutsche Bank Commodity Booster Index (the “Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P Light Energy Index”). With respect to certain of its constituent commodity futures contracts, the Booster Index employs a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), as does the S&P Light Energy Index, the Booster Index rolls to those futures contracts (from the list of tradable futures which expire in the next thirteen months), that seek to generate the maximum implied roll yield. The Booster Index aims to maximize the potential roll benefits in backwardated markets (where futures contracts prices are less than spot prices) and minimize losses in contango markets (where futures contracts prices are greater than spot prices). This strategy may not be successful. The value of the Commodity Harvest Index will be adversely affected if the Booster Index does not outperform the benchmark S&P Light Energy Index.

•	COMMODITY MARKETS MAY BE HIGHLY VOLATILE — Commodity markets may be highly volatile and prices of commodities and commodity futures contracts can fluctuate rapidly based on numerous factors,

including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. In addition, certain commodities may be produced in a limited number of countries and may be controlled by a small number of producers. Political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities. Any of these factors could have an adverse effect on the performance of the Commodity Harvest Index.

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THE DEUTSCHE BANK BALANCED CURRENCY HARVEST (USD-FUNDED) INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank Balanced Currency Harvest (USD-Funded) Index (the “Currency Harvest Index”) began on October 19, 2005. Therefore, the Currency Harvest Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Currency Harvest Index was possible before that date.

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CURRENCY HARVEST INDEX STRATEGY RISK — The strategy reflected in the Currency Harvest Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from exchange rate risk. This strategy may not be successful and there is no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility.

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GAINS IN COMPONENTS OF THE CURRENCY HARVEST INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The Currency Harvest Index is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position.

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CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. The Currency Harvest Index components may include emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Currency Harvest Index.

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THE DEUTSCHE BANK SMART USD INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank SMART USD Index (the “SMART Index”) began on July 15, 2007. Therefore, the SMART Index has limited actual performance history, and no actual investment which allowed a tracking of the performance of the SMART Index was possible before that date.

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SMART INDEX STRATEGY RISK — The SMART Index reflects an investment strategy that systematically selects steepening or flattening positions with respect to the USD yield curve. In order to capture returns generated by changes in the slope of the USD yield curve, the positions reflected in the SMART Index are determined on the basis of signals that indicate a rate cutting or rate hiking cycle, or, if such signals are inconclusive, on the basis of the yield of holding two forward starting interest rate swaps, receiving fixed payments of a 2-year maturity and making fixed payments of a 10-year maturity for one month’s time. This strategy may not be successful. If the slope of the USD yield curve does not behave in the manner indicated by the signals or remains flat or nearly flat for extended periods, the value of the SMART Index could be adversely affected.

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LEVERAGED EXPOSURE TO THE SMART INDEX — Positive or negative returns generated by the SMART Index are five times leveraged before being assigned a weighting in the Index by the Model. If the investment strategy reflected by the SMART Index does not generate positive results, the contribution of the SMART Index to Index will be the weighted, leveraged negative performance of the SMART Index.

THE DEUTSCHE BANK LIQUID ALPHA USD 5 TOTAL RETURN® INDEX

This section is only a summary of the Index. You should carefully read and consider the full description of the Index that appears in underlying supplement No. 4 before deciding that an investment in the securities is suitable for you. The Index has been calculated on an actual basis from April 17, 2008 and, for the period prior to that date, has been retrospectively calculated from January 21, 1999 (the “Index Commencement Date”).

The Index Constituents comprising the Index and their weights are selected by a process involving Deutsche Bank AG, London Branch or any duly appointed successor as Index Sponsor using a computer-based model, referred to as the Model, designed, owned and controlled by Deutsche Bank AG, London Branch. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of volatility.

The Selection Pool Indices are proprietary indices of Deutsche Bank or Standard & Poor’s and are categorized into one of five asset classes: equity, rates, commodities, FX and cash. The current Index Constituents, together with details of their Selection Pool Index Type, are set out below.

Index Constituents	Selection Pool Index Type	Bloomberg Code
S&P X-Alpha USD Total Return Strategy Index	Equity	SPXADT
Deutsche Bank Commodity Harvest USD Total Return Index	Commodity	DBCMHLTU
Deutsche Bank Balanced Currency Harvest (USD-Funded) Index	FX	DBHVBUSF
Deutsche Bank SMART USD Index	Rates	DBSMARTD
Deutsche Bank Fed Funds Total Return Index	Cash	DBMMFED1

Certain of the Selection Pool Indices involve a dynamic allocation to underlying reference assets reflecting an alpha investment strategy. “Alpha” refers to the difference in the performance of an asset relative to a benchmark asset, and an alpha investment strategy is a strategy that aims to generate returns without regard to the direction of the benchmark asset.

The Bloomberg page relating to the Index is DBLAUT5J or any successor to such page or service as selected by the Index Sponsor from time to time. Certain details as to levels of the Index and adjustments made in respect of the Index may be made available on such page.

Historical Information

The Deutsche Bank Fed Funds Total Return Index

The Deutsche Bank Fed Funds Total Return Index (the “Fed Funds Index”) has existed only since October 8, 2007. The historical performance data below from October 8, 2007 through January 5, 2010 represent the actual performance of such index. The historical performance data prior to October 8, 2007 reflect a retrospective calculation of the levels of the Fed Funds Index using archived data and the current methodology for the calculation of the Fed Funds Index. The closing level of the Fed Funds Index on January 5, 2010 was 171.2955.  All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Fed Funds Index was possible at any time prior to October 8, 2007.

The Deutsche Bank Balanced Currency Harvest (USD-Funded) Index

The Deutsche Bank Balanced Currency Harvest (USD-Funded) Index (the “Currency Harvest Index”) has existed only since October 19, 2005. The historical performance data below from October 19, 2005 through January 5, 2010 represent the actual performance of such index. The historical performance data prior to October 19, 2005 reflect a retrospective calculation of the levels of the Currency Harvest Index using archived data and the current methodology for the calculation of the Currency Harvest Index. The closing level of the Currency Harvest Index on January 5, 2010 was 329.74. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Currency Harvest Index was possible at any time prior to October 19, 2005.

The Deutsche Bank SMART USD Index

The Deutsche Bank SMART USD Index (the “SMART Index”) has existed only since July 15, 2007. The historical performance data below from July 15, 2007 through January 5, 2010 represent the actual performance of such index. The historical performance data prior to July 15, 2007 reflect a retrospective calculation of the levels of the SMART Index using archived data and the current methodology for the calculation of the SMART Index. The closing level of the SMART Index on January 5, 2010 was 110.3656. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the SMART Index was possible at any time prior to July 15, 2007.

The Deutsche Bank Commodity Harvest USD Total Return Index

The Deutsche Bank Commodity Harvest USD Total Return Index (the “Commodity Harvest Index”) has existed only since December 17, 2007. The historical performance data below from December 17, 2007 through January 5, 2010 represent the actual performance of such index. The historical performance data prior to December 17, 2007 reflect a retrospective calculation of the levels of the Commodity Harvest Index using archived data and the current methodology for the calculation of the Commodity Harvest Index. The closing level of the Commodity Harvest Index on January 5, 2010 was 284.19. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Commodity Harvest Index was possible at any time prior to December 17, 2007.

The Standard and Poor’s X-Alpha USD Total Return Strategy Index

The Standard and Poor’s X-Alpha USD Total Return Strategy Index (the “X-Alpha Index”) has existed only since October 31, 2007. The historical performance data below from October 31, 2007 through January 5, 2010 represent the actual performance of such index. The historical performance data prior to October 31, 2007 reflect a retrospective calculation of the levels of the X-Alpha Index using archived data and the current methodology for the calculation of the X-Alpha Index. The closing level of the X-Alpha Index on January 5, 2010 was 2,929.822. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the X-Alpha Index was possible at any time prior to October 31, 2007.

The Deutsche Bank Liquid Alpha USD 5 Total Return® Index

The Index has existed only since April 17, 2008 and publication of the Index began on April 23, 2008. The historical performance data below from April 17, 2008 through January 5, 2010 represent the actual performance of the Index. The historical performance data prior to April 17, 2008 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on January 5, 2010 was 2,968.431. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to April 17, 2008. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

GENERAL TERMS OF THE SECURITIES

Market Disruption Events

In this term sheet, we refer to any Market Disruption Event or Additional Disruption Event, each as defined in the accompanying underlying supplement, as a “Market Disruption Event.”

If a closing level for the Index is not available on the Final Valuation Date due to the occurrence or continuation of a Market Disruption Event, then the Final Valuation Date will be postponed to the next trading day upon which a closing level for the Index is available.

Upon postponement of the Final Valuation Date, the Maturity Date will be postponed in order to maintain the same number of business days that originally had been scheduled between the Final Valuation Date and the Maturity Date.

“Business day” and “trading day” each have the meaning given to that term in the underlying supplement.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level of the Index will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on any date on which a value for the Index must be taken for the purposes of the security, including the Final Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for the Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index Constituents of the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the closing level of the Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of the Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a closing level of an index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to the Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Index or Successor Index is modified so that the closing level of the Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or Successor Index), then the Calculation Agent will adjust the Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the closing levels of the Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) and with respect to tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income on the sale, exchange or retirement of the securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or settlement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing, recomposition, change in methodology of or substitution of a successor to the Index or an Index Constituent could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

Because part of the Redemption Amount is determined by reference to the Currency Harvest Index, it is also possible that certain rules and regulations relating to foreign currency instruments under Section 988 of the Code could apply to the securities. If these rules were to apply, all or a portion of your gain or loss on the securities that would otherwise be treated as capital gain or loss could be treated as ordinary income or loss, unless on or before the date on which you acquired your securities you made a valid election pursuant to the applicable Treasury regulations to treat such gain or loss as capital gain or loss. We believe that it is reasonable to treat the election as available to the extent that Section 988 would otherwise apply and that there should be no adverse consequences as a result of having made a protective election under Section 988. To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so.

It is possible that the securities might be treated as "foreign currency contracts" within the meaning of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income as if the securities had been sold for fair market value). If both Section 1256 and Section 988 were to apply, gain or loss recognized on marking to market would be ordinary in character absent a valid election to treat gain or loss on the securities as capital. If such an election were made, gain or loss recognized on marking to market should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences under Possible Alternative Treatments. If the securities were treated as indebtedness, any income from the securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i)

you certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfied applicable requirements; and (ii) any income from the securities was not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the components underlying the Index, or securities whose value is derived from the Index or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the components underlying the Index, or securities whose value is derived from the Index or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the face amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate face amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.